Exhibit 10.5

2007 ASP $3.5M Loan

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (this “Agreement”) is made as of March __, 2010, by and between STRATUS PROPERTIES INC., a Delaware corporation having an address of 98 San Jacinto Boulevard, Suite 220, Austin, TX 78791 (“Borrower”), and AMERICAN STRATEGIC INCOME PORTFOLIO INC., a Minnesota corporation having an address at c/o FAF Advisors, Inc., 800 Nicollet Mall, Suite 500, BC-MN-H05W, Minneapolis, MN 55402 (“Investor”).

R E C I T A L S:

WHEREAS, Investor holds the lender’s interest in that certain “Loan” and other “Loan Documents” as defined and described in that certain Loan Agreement dated as of June 1, 2007 between Borrower and Holliday Fenoglio Fowler, L.P., a Texas limited partnership (“Lender”) (the “Loan Agreement”).

WHEREAS, Borrower is liable for the payment and performance of all of Borrower’s obligations under the “Note” (as defined in the Loan Agreement) in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) and the other Loan Documents.

WHEREAS, Borrower and Investor desire to modify certain terms contained in the Note and Loan Agreement, and to reaffirm the Loan, as modified by this Agreement.

A G R E E M E N T:

In consideration of the foregoing premises and the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor and Borrower agree as follows.

ARTICLE I

1.1           Definitions.  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Loan Agreement.

ARTICLE II

MODIFICATION OF THE LOAN AGREEMENT

2.1           Financial Reporting of Total Stockholder Equity.  Section 6.A. (2) is hereby revised to add a reporting requirement with respect to Total Shareholder Equity; accordingly said section is amended and restated in its entirety to read as follows:

(2)           On or before the first Business Day which occurs forty-five (45) calendar days after the close of each Accounting Period, (i) Borrower’s balance sheet as of the close of such Accounting Period and its income statement for that portion of the then current fiscal year through the end of such Accounting Period prepared in accordance with GAAP and certified as being complete, correct, and fairly representing its financial condition and results of operations by the chief financial officer of Borrower, subject to the absence of footnotes and year-end adjustments, (ii) a statement of changes in equity and cash flows for the period ended on such date, certified by the chief financial officer of Borrower, (iii) the calculation of the Debt Service Coverage Ratio and the calculation of Total Stockholder Equity demonstrating that Borrower is in compliance with Subsection 8.G. of this Agreement, together with any supporting calculations used to arrive at such calculations, certified by the chief financial officer of Borrower, and (iv) a completed Borrower’s Officer’s Compliance Certificate;

2.2           Redemption.  Section 7.F. (2) is hereby revised to delete the limited right of Borrower to redeem certain shares of common stock of Borrower; accordingly said section is amended and restated in its entirety to read as follows:

(2)           Borrower will not, except as allowed below, directly or indirectly redeem, retire, purchase, or otherwise acquire beneficially any shares of any class of its own stock now or hereafter outstanding or set apart any sum for any such purpose.

2.3           Senior Management.  Section 7.H. (a)(iii) is hereby revised to replace John E. Baker with Erin D. Pickens as one of the three individuals currently comprising senior management; accordingly said section is amended and restated in its entirety to read as follows:

(iii)           a majority of those three individuals currently comprising senior management, William H. Armstrong, President, Erin D. Pickens, Senior Vice President, and Kenneth N. Jones, General Counsel, cease to serve in their current positions; or

2.4           Debt Service Default Exception.  Section 8.G. is hereby revised to add an exception to the Debt Service Coverage Ration default provision, upon the Borrower’s satisfaction of certain other financial conditions; accordingly said section is amended and restated in its entirety to read as follows

G.                 The Debt Service Coverage Ratio measured on a quarterly basis for the previous twelve (12) months shall be less than (1) (a) 5.0 minus (b) the product of 5.0 multiplied by the Cash Collateral Factor, to (2) 1.0, unless Borrower has Total Stockholder Equity equal to or greater than One Hundred Twenty Million Dollars ($120,000,000).

2.5           New Definitions.  Schedule 1 to Loan Agreement is hereby revised to add the following new definitions:

“Beal Guaranty” means that certain Amended and Restated Guaranty Agreement dated as of October 21, 2009 executed by Borrower and Canyon-Johnson Urban Fund II, L.P., as guarantors, for the benefit of Beal Bank Nevada in connection with a $120,000,000.00 construction financing facility from Beal Bank Nevada to CJUF II Stratus Block 21, LLC evidenced by an Amended and Restated Construction Loan Agreement of even date therewith.

"Ford Guaranty" means that certain Guaranty Agreement dated as of the date hereof executed by Borrower, as guarantor, for the benefit of Hunter’s Glen/Ford Investments 1 LLC (“Ford Lender”) in connection with a Thirty Million Dollar ($30,000,000) mezzanine construction financing facility from Ford Lender to CJUF II Stratus Block 21, LLC evidenced by a Loan Agreement of even date therewith.

“Total Stockholder Equity” means the amount shown on the line item entry set forth in Borrower’s  balance sheet (to be submitted to Lender in accordance with Section 6.A.(2) of the Agreement) for “Total Stratus stockholders’ equity” (for illustrative purposes only, Total Stockholder Equity as of September 30, 2009 is listed on the Borrower’s balance sheet as Total Stratus stockholders’ equity in the amount of $144,598,000); provided, if in the future Borrower deconsolidates financial statements of joint ventures from Borrower’s financial statements, then the reference to “Total Stratus stockholders’ equity” above will be deemed to refer to “Total stockholders’ equity.”  Total Stockholder Equity shall be determined in accordance with GAAP, as in effect as of the date hereof.  In the event the applicable accounting standard or any other aspect of GAAP are materially revised so as to alter the determination of Total Stockholder Equity, Total Stockholder Equity shall nevertheless be calculated in accordance with GAAP in effect as of the date hereof (so that the alternative minimum Total Stockholder Equity requirement set forth in Section 8.G. remains a fixed benchmark) and Borrower shall submit and certify the appropriate calculations separate and apart from the balance sheet it submits to Lender in accordance with Section 6.A.(2).

2.6           Revised Definitions.  Schedule 1 to Loan Agreement is hereby revised to amend certain definitions; accordingly the following definitions are amended and restated in their entirety to read as follows :

“Comerica Loan Agreement” means that certain Loan Agreement dated as of September 30, 2005, among Borrower and certain Affiliates of Borrower and Comerica Bank-Texas~~.~~ as modified by Modification and Extension Agreement dated as of May 30, 2006, Second Modification and Extension Agreement dated as of May 30, 2007, Third Modification and Extension Agreement dated as of May 30, 2008, and Fourth Modification and Extension Agreement dated as of the date hereof.

“Maturity Date” means the Maturity Date set forth in the Note.

“Permitted Debt” means (i) the Loan and other Indebtedness to Lender or Related Lenders, (ii) the Comerica Debt (as of the date hereof), (iii) any other Indebtedness of Borrower for fair value received that is secured by assets owned by Borrower having an appraised value equal to or greater than the indebtedness secured thereby (and which assets do not secure other indebtedness), (iv) debt outstanding as of the date of the Loan Agreement, (v) unsecured trade, utility or non-extraordinary accounts payable in the ordinary course of business and other unsecured debt of Borrower at any one time not to exceed Five Hundred Thousand Dollars ($500,000), and (vi) the Beal Guaranty (as of the date hereof), the Ford Guaranty (as of the date hereof), and guaranties of Borrower guaranteeing project development and/or construction costs and related costs, provided that Borrower has a direct or indirect interest in such projects and that the aggregate amount, at any one time, of such guaranties does not exceed the sum of Fifteen Million Dollars ($15,000,000).

ARTICLE III

MODIFICATION OF THE NOTE

3.1           Extended Maturity Date.  The Maturity Date (as defined in Section 5.(a) of the Note) shall be extended; accordingly the stated Maturity Date in the Note of December 31, 2011 is hereby amended to so that the Maturity Date for the Note shall be December 31, 2014.

3.2           Interest Rate.  The Regular Rate (as defined in Section 2 of the Note) shall be increased; accordingly the stated Regular Rate in the Note of 6.915% is hereby amended to so that the Regular Rate of interest shall be 8.75%.

3.3           Prepayment Adjustments.  Sections 8.(a) and (b) of the Note is hereby revised to adjust the applicable time frames and corresponding amounts of any Reinvestment Charge due under the terms of the Loan Documents; accordingly said sections are amended and restated in their entirety to read as follows:

(a)           Prior to December 31, 2011, this Note may not be prepaid, except as may be expressly provided for in the Loan Agreement.

(b)           Beginning on January 1, 2012, the Borrower may prepay this Note in whole or in part, subject to subsection 8(c) below, provided such prepayment is accompanied by a reinvestment charge (hereinafter referred to as the “Reinvestment Charge”).  The Reinvestment Charge shall be an amount equal to (i) two percent (2.0%) of the principal amount prepaid with respect to prepayments made between January 1, 2012 through December 31, 2012, (ii) one percent (1.0%) of the principal amount prepaid with respect to prepayments made between January 1, 2013 through December 31, 2013, and (iii) zero percent (0%) of the principal amount prepaid with respect to prepayments made after December 31, 2013.

ARTICLE IV

MISCELLANEOUS

4.1           No Other Amendments Intended.  Except as specifically provided herein, no other amendment of the Loan Documents is intended and all other terms and conditions of the Note, the Loan Agreement and any other Loan Documents shall remain in full force and effect and shall not be modified or released in any way by this Agreement.  This Agreement amends the Note and is not in payment or substitution thereof.  Borrower hereby ratifies and reaffirms all of Borrower’s obligations under the Note, the Loan Agreement and all of the other Loan Documents as amended hereby.

4.2           No Impairment of Lien.  Nothing in this Agreement shall affect the lien of any of the Loan Documents or the priority of any such liens, nor release or change the liability of any party who may now be or after the date of this Agreement, become liable, primarily or secondarily, under the Loan Documents.

4.3           Representations and Warranties of Borrower.

(a)           Representations and Warranties in Loan Documents.  The representations and warranties of Borrower contained in the other Loan Documents, as amended hereby, are true and correct in all material respects as of the date first written above (as if such representations and warranties were made effective as of the date first written above).

(b)           Power to Perform.  Borrower has the power, under its organizational documents, to enter into this Agreement and to perform the obligations required to be performed by Borrower under the terms hereunder.

(c)           Due Authorization.  The execution, delivery and performance by Borrower of this Agreement have been duly authorized by all necessary action on the part of Borrower.  This Agreement has been duly executed and delivered by Borrower and, assuming the due execution and delivery of this Agreement by Investor, constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally.  No registration with, or consent or approval of, or notice to, or other action by, (i) any trustee or holder of any indebtedness or obligation of Borrower or (ii) any other person for the execution, delivery and performance of this Agreement by Borrower is required or, if required, such registration has been made, such consent, approval or notice given or such other appropriate action taken.

4.4           Miscellaneous.

(a)           Jurisdiction.  This Agreement shall be construed according to and governed by the laws of the state of Minnesota.

(b)           Severability; Counterparts.  If any provision of this Agreement is adjudicated to be invalid, illegal or enforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Agreement will remain in full force and effect.  This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement.

(c)           Notices. All notices given pursuant to this Agreement must be in writing and will be effectively given if personally delivered or, if mailed, postage prepaid, certified or registered mail, return receipt requested, to the addresses of Investor and Borrower first set forth above or to such other address as any party subsequently may designate in writing.

(d)           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.  This Agreement may not be assigned by Borrower without the prior written consent of Investor. This Agreement may be assigned by Investor in connection with an assignment of the Loan without any required notice to Borrower.

(e)           Costs; Fee; Further Assurances.  Borrower agrees to pay Investor’s out-of-pocket expenses in connection with the preparation of this Agreement and any related expenses, including without limitation, reasonable attorneys’ fees. In addition, Borrower agrees to execute such other instruments as may be reasonably required by Investor to evidence or facilitate the agreements set forth herein.

[The remainder of this page was intentionally left blank.]

LOAN MODIFICATION AGREEMENT

BORROWER SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

STRATUS PROPERTIES INC.,
a Delaware corporation

By:     /s/ Erin D. Pickens
Name:  Erin D. Pickens
Title:   Senior Vice President

LOAN MODIFICATION AGREEMENT

INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

AMERICAN STRATEGIC INCOME
PORTFOLIO INC.,
a Minnesota corporation

By:
Name:
Its: